EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Stratagene Corporation:

     The audit referred to in our report dated February 23, 2001, included the related financial statement schedule for the year ended December 31, 2000, included in the registration statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California
October 1, 2003